                                                                     EXHIBIT 4.6


                              AMENDED AND RESTATED

                          EMPLOYEE STOCK PURCHASE PLAN

                                       OF

                                   BTG, INC.


                 WHEREAS, the BTG, Inc. Employee Stock Purchase Plan (the "Plan") has been duly adopted by the Board of Directors of BTG, Inc. (the "Company") on May 26, 1995 and by the shareholders of the Company on August 30, 1995 to enable eligible employees of the Company and its participating affiliates (as defined below), through Payroll deductions, to purchase shares of the Company's common stock (the "Common Stock") and thus to benefit the Company by increasing the employees' interest in the Company's growth and success and encouraging eligible employees to remain in the employ of the Company or its participating affiliates; and

                 WHEREAS, the Board of Directors has approved certain amendments to the Plan subject to shareholder approval, to be effective as of the commencement of the first Payroll Deduction Period (as defined below) following such shareholder approval, and has authorized restatement of the Plan to reflect such amendments, as set forth below;

                 NOW, THEREFORE, the provisions of the Plan, as amended and restated, are set forth below:

         1. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 21 below, the aggregate number of shares of Common Stock that will be made available for purchase by participants under the Plan is 400,000. The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the "Board"), be either authorized but unissued shares or treasury shares. To the extent there shall be any adjustment pursuant to the provisions of Section 21 hereof, the aforesaid number of shares shall be appropriately adjusted.

         2. ADMINISTRATION. The Plan shall be administered under the direction of the Employee Stock Purchase Plan Committee (the "Committee"), consisting of at least two members of the Board, none of whom shall be an employee of the Company or its affiliates or otherwise eligible to participate in the Plan. Members of the Committee shall be appointed, and may be removed, by the affirmative vote of the majority of the entire Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

         3. INTERPRETATION. It is intended that the Plan meet the requirements for an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code") and is to be so applied and interpreted. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

         4. ELIGIBLE EMPLOYEES. Any employee of the Company or any of its participating affiliates may participate in the Plan, except the following, who are ineligible to participate: (a) an employee whose customary employment is for less than five months in any calendar year; (b) an employee whose customary employment is 20 hours or less per week; and (c) an employee who, after exercising his or her rights to purchase shares under the Plan, would own shares of Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. The term "participating affiliate" means any direct or indirect affiliate of the Company that is designated as such by a resolution of the Board. The Board may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular affiliate or affiliates.

         5. PARTICIPATION IN THE PLAN. An eligible employee may become a participant in the Plan by completing an election to participate in the Plan on a form provided by the Company and submitting that form to the Human Resources Department of the Company. The form will (a) authorize payroll deductions and state the amount of eligible compensation (as defined in Section 6 below) to be deducted from the employee's pay, (b) indicate any additional amount to be contributed as provided in Section 8 below, and (c) authorize the purchase of shares of Common Stock for the employee's account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Payroll Deduction Period (as defined in Section 7 below) that commences after the Company's receipt of the form, but not before July 1, 1995.

         6. PAYROLL DEDUCTIONS. At the time an eligible employee submits his or her election to participate in the Plan (as provided in Section 5 above), the employee shall elect to have deductions made from his or her pay, on each pay day following his or her enrollment in the Plan, and for as long as he or she shall participate in the Plan, of a whole dollar amount of eligible compensation which the employee is entitled to receive on such pay day. For purposes of this Plan, "eligible compensation" includes salary and overtime pay. Deductions made in accordance herewith will be credited to the employee's account under the Plan. A participating employee may at any time increase or decrease his or her payroll deduction amount by completing and submitting to the Human Resources Department of the Company a new payroll deduction authorization form to take effect at the beginning of the next Payroll Deduction Period (as defined in Section 7 below). An employee may not during any Payroll Deduction Period change his or her payroll deduction for that Payroll Deduction Period, nor may an employee withdraw any contributed funds other than by terminating participation in accordance with Section 15 below.

         7. PAYROLL DEDUCTION PERIODS. The first Payroll Deduction Period under the Plan shall commence on October 1, 1995 and shall end on December 31, 1995 (the "Initial Payroll Deduction Period"). Subsequent Payroll Deduction Periods will be three-month periods beginning on January 1, April 1, July 1 and October 1 of each year.

         8. LUMP SUM CONTRIBUTIONS. For the Payroll Deduction Period commencing on July 1 of each year, an eligible employee may contribute a lump sum amount for purchase of Common Stock under the Plan in addition to payroll deductions provided for in Section 6 above.

         9. RIGHTS TO PURCHASE COMMON STOCK; PURCHASE PRICE. Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Payroll Deduction Period. The purchase price of each share of Common Stock (the "Purchase Price") will be the lesser of 85 percent of the fair market value of the Common Stock (i) on the first trading day of the Payroll Deduction Period or (ii) on the last trading day of such Payroll Deduction Period. For purposes of the Plan, "fair market value" means, if the Common Stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the closing price of the Common Stock on such exchange or system or in such market (the highest such closing price if there is more than one such exchange or market) on such date (or, if there is no such closing price, the mean between the highest bid and lowest asked prices or between the high and low prices on such date), or, if no sale of the Common Stock has been made on such day, or the next preceding day on which any such sale shall have been made.

         10. TIMING OF PURCHASE; PURCHASE LIMITATION. Unless a participating employee has given prior written notice terminating such employee's participation in the Plan, or his or her participation in the Plan has otherwise been terminated as provided in Section 15 below, such employee will be deemed to have exercised automatically his or her right to purchase Common Stock on the last trading day of the Payroll Deduction Period (except as provided in Section 15 below) for the number of whole shares of

Common Stock which the accumulated funds in the employee's account at that time will purchase at the Purchase Price, subject to the purchase limitation set forth below in this Section 10 and subject to adjustment under Section 21 below. Shares may not be purchased at any other time under the Plan. Fractional shares will not be issued under the Plan. Notwithstanding any other provision of the Plan, no employee may purchase in any one calendar year under the Plan and all other "employee stock purchase plans" of the Company and its subsidiaries (as such term is defined in Section 423 of the Code) shares of Common Stock having an aggregate fair market value in excess of $25,000, determined, as to shares purchased during each Payroll Deduction Period during such calendar year, as of the first trading date of such Payroll Deduction Period. Any funds remaining in a participating employee's account after a purchase of shares will be returned to the participating employee, except that any such amount that is attributable to a fractional share shall be retained in the account and will be available for the purchase of additional shares during the next Payroll Deduction Period. Effective upon the last trading day of the Payroll Deduction Period, a participating employee will become a stockholder with respect to the shares purchased during such Period, and will thereupon have all dividend, voting and other ownership rights incident thereto, subject to the transfer restriction provided in Section 11 below.

         11. ISSUANCE OF STOCK CERTIFICATES; TRANSFER RESTRICTIONS. On the last trading day of the Payroll Deduction Period, a participating employee will be credited with the number of whole shares of Common Stock purchased for his or her account under the Plan during such Period. Shares purchased under the Plan will be held in the custody of the Committee, or such other entity as the Committee shall designate, as agent (the "Agent"). The Agent may hold the shares purchased under the Plan in stock certificates in nominee names, and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. An employee may, at any time after the expiration of six months following his or her purchase of shares under the Plan, by written notice instruct the Agent to have all or part of such shares reissued in the employee's own name and have the stock certificate delivered to the employee. During such six months period, the employee will not be entitled to sell or otherwise transfer the shares.

         12. WITHHOLDING OF TAXES. To the extent that a participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company, or its affiliate, may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participant or from shares that would otherwise be issued to the participant hereunder. Any participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Payroll Deduction Period in which the shares were purchased must within 30 days of such transfer notify the Human Resources Department of the Company in writing of such transfer.

         13. ACCOUNT STATEMENTS. The Company will cause the Agent to deliver to each participating employee a statement for each Payroll Deduction Period during which the employee purchases Common Stock under the Plan, reflecting the amount of Payroll deductions accumulated during the Payroll Deduction Period, the number of shares purchased for the employee's account, the price per share of the shares purchased for the employee's account, the number of shares held for the employee's account at the end of the Payroll Deduction Period, and any amount attributable to a fractional share that is being carried over to the next Payroll Deduction Period.

         14. PARTICIPATION ADJUSTMENT. If in any Payroll Deduction Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit exercise of all rights deemed exercised by all participating employees pursuant to Section 10 above, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee's account after such exercise will be refunded to the employee.

         15. TERMINATION OF PARTICIPATION. A participating employee will be refunded all monies in his or her account, and his or her participation in the Plan will be terminated, if: (a) the employee elects to terminate participation in a writing delivered to the Payroll Department of the Company provided, that, with respect to a participating employee who is an executive officer of the Company who is subject to Section 16(b) under the Securities Exchange Act of 1934, as amended, such employee's termination of participation in the Plan shall be deemed to be effective as of the first day of the next Payroll Deduction Period following the Payroll Deduction Period during which such employee delivers a writing terminating such employee's participation in the Plan; (b) the employee ceases to be employed by the Company or a participating affiliate; (c) the Board elects to terminate the Plan as provided in Section 20 below; or (d) the employee ceases to be eligible to participate in the Plan under Section 4 above. Temporary disability or an approved leave of absence will not result in termination of employment within the meaning of the Plan. As soon as practicable following termination of an employee's participation in the Plan, the Company will deliver to the employee a check representing any uninvested contributions to which the employee is entitled and a stock certificate representing the number of whole shares held in the employee's account; provided, that the employee shall not be entitled to have a stock certificate delivered as to any shares held for less than six months from the date of purchase until such six month holding period has been satisfied. Once terminated, participation may not be reinstated for the then current Payroll Deduction Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Payroll Deduction Period.

         16. ASSIGNMENT. No participating employee may assign his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating employee (or, in the event of the employee's death, to the employee's estate). Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

         17. APPLICATION OF FUNDS. All funds received or held by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Common Stock and/or refunded to participating employees. Participating employees' accounts will not be segregated. Interest will not be paid on funds held by the Company pursuant to the Plan.

         18. NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any employee any right to continued employment with the Company or any of its affiliates, nor will an employee's participation in the Plan restrict or interfere in any way with the right of the Company or any of its affiliates to terminate the employee's employment at any time.

         19. AMENDMENT OF PLAN. The Board may amend the Plan in any respect; provided, however, that without approval of the stockholders of the Company no amendment shall be made: (a) increasing the number of shares specified in Section 1 above that may be made available for purchase under the Plan (except as provided in Section 21 below), (b) changing the eligibility requirements for participating in the Plan or (c) which adversely affects any right or obligation with respect to any right to purchase shares of Common Stock pursuant to the Plan then outstanding, except to the extent that any such action shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with the provisions of the Code or any rule or regulation promulgated or proposed thereunder.

         20. EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN. The Plan was effective on May 26, 1995 and was approved by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company on August 30, 1995 at which a quorum, representing a majority of all outstanding voting stock, was present. Amendments to the Plan incorporated in this restatement are to be effective as of the commencement of the first Payroll Deduction Period following approval of such amendments by the shareholders of the Company as set forth above. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate at the earlier of (i) the fifth anniversary of the effective date of the Plan and (ii) such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 1 above have been issued; provided, that Section 11 above shall remain in full force and effect for a period of at least six months following the date of termination of the Plan, after which all shares of Common Stock held by the Agent pursuant to the terms of Section 11 above shall be reissued in the names of the employees entitled to such shares, and stock certificates evidencing such shares shall be delivered to such employees.

         21.     EFFECT OF CHANGES IN CAPITALIZATION.

                 (a)      Changes in Stock.
                 If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares of Common Stock that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

                 (b) Reorganization in Which the Company Is the Surviving Corporation.
                 Subject to Subsection (c) of this Section 21, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

                 (c) Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock.
                 Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction that results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning more than 50 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Payroll Deduction Period shall be deemed to have ended on the last trading day prior to such termination, and in accordance with Section 10 above the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last trading day; provided, that in the event of such termination of the Plan, the Company or such successor corporation shall take such action as may be necessary to ensure that the Agent appointed pursuant to the terms of Section 11 above shall continue to hold shares of Common Stock in custody as required by Section 11 above for a period of at least six months following the date of termination of the Plan, after which all shares of Common Stock held by the Agent pursuant to the terms of Section 11 above shall be reissued in the names of the employees entitled to such shares, and stock certificates evidencing such shares shall be delivered to such employees. The Board shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Company gives notice thereof to its stockholders.

                 (d)      Adjustments.
                 Adjustments under this Section 21 related to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

                 (e)      No Limitations on Company.
                 The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

         22. GOVERNMENTAL REGULATION. The Company's obligation to issue, sell and deliver shares of Common Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

         23. STOCKHOLDER RIGHTS. Any dividends paid on shares held by the Company for a participating employee's account will be transmitted to the employee. The Company will deliver to each participant who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any shares of Common Stock held by the Agent for an employee's account will be voted in accordance with the employee's duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

         24. PAYMENT OF PLAN EXPENSES. The Company will bear all costs of administering and carrying out the Plan; provided, that, except as otherwise specifically provided in the Plan, the Company shall not be obligated to pay any costs or expenses (including legal fees) incurred by any participant in the Plan in connection with any right to purchase shares of Common Stock hereunder or the purchase of such shares of Common Stock.

                                  *    *    *

         The Amended and Restated Employee Stock Purchase Plan of BTG, Inc. was duly adopted and approved by the Board of Directors of BTG, Inc. on the 26th of June, 1996.


                                               /s/ Marilynn D. Bersoff
                                               -----------------------
                                               Marilynn D. Bersoff
                                               Secretary of BTG, Inc.


         The Amended and Restated Employee Stock Purchase Plan of BTG, Inc. was duly approved by the shareholders of BTG, Inc. on the14th of August, 1996.



                                               /s/ Marilynn D. Bersoff
                                               -----------------------
                                               Marilynn D. Bersoff
                                               Secretary of BTG, Inc.